Exhibit 10.57

AMENDMENT TO
MEMBERSHIP INTEREST SALE AGREEMENT

          This AMENDMENT TO MEMBERSHIP INTEREST SALE AGREEMENT (the “Amendment”) is made and entered into as of April 28, 2005 by and between K 3 Sherwood, LLC, an Arizona limited liability company (“Seller”) and Columbia Equity, LP, a Virginia limited partnership (“Purchaser”) with reference to the following facts:

RECITALS:

A.	Seller and Purchaser have entered into that certain Membership Interest Sale Agreement for a membership interest in Holualoa/Carr Capital Sherwood, LLC, dated January 31, 2005 (the “Contract”);

B.	Seller and Purchaser have mutually agreed upon a hypothetical sale of the Property (as defined in the Contract) for a sale price of Fourteen Million Six Hundred Thousand Dollars ($14,600,000);

C.	Seller and Purchaser have mutually agreed that the Contract shall terminate if the Closing (as defined in the Contract) does not occur prior to March 31, 2005 pursuant to the terms of the Contract; and

D.	Seller and Purchaser desire to amend the Contract as described below.

          NOW, THEREFORE, for and in consideration of the agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Seller and Purchaser agree as follows:

TERMS

1.	Increase of Sale Price. Seller and Purchaser hereby agree to amend Section 1.2 of the Contract to provide as follows:

The purchase price (the “Purchase Price”) for which Seller agrees to sell and assign the Membership Interest to Purchaser, and which Purchaser agrees to pay to Seller, subject to the terms of this Agreement, shall be equal to the amount of Net Cash Flow (as such term is defined in the LLC Operating Agreement) that Seller would be entitled to receive pursuant to Section 3.1 of the LLC Operating Agreement upon a hypothetical sale of the Property for a sale price of Sixteen Million Dollars ($16,000,000) less the principal of and accrued interest on the mortgage loan secured by the Property (the “Mortgage Loan”).

2.	Extension of Closing Date. Seller and Purchaser hereby agree to amend Sections 3.1(g) and 3.2(g) of the Contract to provide as follows:

The Closing shall have occurred on or prior to July 31, 2005.

Seller and Purchaser hereby agree to amend Section 4.1 of the Contract to provide as follows:

The consummation and closing (the “Closing”) of the transactions contemplated under this Agreement shall take place at the offices of Hunton & Williams LLP, Washington, D.C., or such other place as is mutually agreeable to the parties, on the date of the closing of the IPO (the “Closing Date”), or as otherwise set by agreement of the parties; provided, however, that this Agreement shall terminate if Closing does not occur prior to July 31, 2005.

3.	Ratification. Except as modified by this Amendment, the Contract remains in full force and effect.

4.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SELLER:

K [3] Sherwood, LLC, an Arizona limited liability company

By:	Holualoa Arizona, Inc., an Arizona corporation, its manager

By: /s/ Aroon Chinai
Name: Aroon Chinai
Title: Vice President & Chief Investment Officer

PURCHASER:

Columbia Equity LP, a Virginia limited partnership

By:	Columbia Equity Trust, Inc., a Maryland corporation, its general partner

By: /s/ Oliver T. Carr, III
Name: Oliver T. Carr, III
Title: Chairman & CEO